UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

AMERICAN RAILCAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street	63301
St. Charles, Missouri
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 940-6000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Appreciation Rights

On February 24, 2012, American Railcar Industries, Inc.’s (the “Company”) compensation committee of the board of directors (the “Committee”) granted awards of stock appreciation rights (“SARs”) to certain employees pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Committee granted an aggregate of 204,500 SARs, of which 53,900 were granted to the Company’s named executive officers as follows:

Name	Position	Number of SARs
James Cowan	President and Chief Executive Officer	30,200
Dale C. Davies	Senior Vice President, Chief Financial Officer and Treasurer	15,900
Alan C. Lullman	Senior Vice President, Sales	7,800

These SARs will vest in three equal increments on February 24, 2013, February 24, 2014 and February 24, 2015, but only if the amount of the Company’s Adjusted EBITDA, as defined in the Stock Appreciation Rights Agreement (“SARs Agreement”) evidencing such award, achieves a specified target for the fiscal year preceding the applicable anniversary date. Each holder must further remain employed by the Company through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years.

The SARs will be settled in cash and have an exercise price of $29.31, the closing price of the Company’s common stock on the date of grant. Upon the exercise of any SAR, the Company shall pay the holder, in cash, an amount equal to the excess of the aggregate fair market value in respect of which the SARs are being exercised, over the aggregate exercise price of the SARs being exercised. The SARs are subject in all respects to the terms and conditions of the Equity Incentive Plan and the SARs Agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	American Railcar Industries, Inc.

	By:	/s/ Dale C. Davies
	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer